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                                  EXHIBIT 23.2



             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS

   We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WebChat Communications, Inc. 1996 Stock Option
Plan of our report dated January 16, 1998, except for Note 13, as to which the date is February 12, 1998, with respect to the financial statements and schedule of Infoseek Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, and our report dated January 16, 1998, except for Note 14, as to which the date is February 12, 1998, and Note 2, as to which the date is April 17, 1998, with respect to the supplemental consolidated financial statements of Infoseek Corporation included in its Current Report (Form 8-K), filed with the Securities and Exchange Commission.



                                  ERNST & YOUNG LLP




San Jose, California
May 27, 1998